EXHIBIT 11

                 Citizens Financial Corporation and Subsidiaries
                        Computation of Per Share Earnings
                                   (Unaudited)





Six Months Ended June 30                            2004            2003
--------------------------------------    ----------------- ----------------

Numerator:
   Net Loss                                 $  (982,282)     $  (653,058)


Denominator:
   Weighted average common shares             1,685,228        1,685,555


Earnings Per Share:
   Net Loss                                     $ (0.58)         $ (0.39)






Three Months Ended June 30                          2004            2003
--------------------------------------    ----------------- ----------------

Numerator:
   Net Loss                                 $  (872,675)     $  (319,740)


Denominator:
   Weighted average common shares             1,685,228        1,685,228


Earnings Per Share:
   Net Loss                                     $ (0.52)         $ (0.19)